EXHIBIT 3.4

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/13/1990
905165 - 516630

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

DIAPULSE CORPORATION OF AMERICA

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Diapulse Corporation of America was held on June 27, 1983, at which time the Board authorized a stock split of one Share for each Share outstanding,

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended said Article shall be and read as follows:

"The par value of each share was changed from .050 to .025."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a ~~special~~ regular meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Diapulse Corporation of America has caused this certificate to be signed by Jesse Ross, its President, and Bernard Siler, its Secretary, this 11th day of June, 1990.

BY: ______________________
President

ATTEST: ______________________
Secretary